EXHIBIT 99

EXHIBIT A

JOINT FILING AGREEMENT

            The undersigned agree that this Amendment No. 1 to Schedule 13G dated October 9, 2003 relating to the shares of common stock, $0.01 par value per share, of Conrad Industries, Inc., to which this Joint Filing Agreement is attached as Exhibit A, shall be filed on behalf of the undersigned.

/s/ Katherine C. Court
Katherine C. Court

THE KATHERINE CONRAD COURT TRUST

By:	/s/ Katherine C. Court
Katherine C. Court, Trustee